Exhibit 99

The following tables provide supplementary revenue, segment and geographic information for fiscal 2013 and 2012, recast to reflect 12-month results based on Best Buy Co., Inc.'s new fiscal year-end. As a result of the change in fiscal year-end, the Transition Report on Form 10-K includes audited financial results for fiscal year 2013 on an 11-month basis. The supplementary financial information is available on the registrant's website at www.investors.bestbuy.com.

Components of Revenue Change

	Enterprise	Domestic	International
	12 Months Ended	12 Months Ended	12 Months Ended
	February 2, 2013	February 2, 2013	February 2, 2013
	(Unaudited recast)	(Unaudited recast)	(Unaudited recast)
Comparable store sales impact	(2.9)%	(1.7)%	(6.4)%
Net store changes	(0.2)%	(0.8)%	1.7%
Extra week of revenue	1.5%	1.8%	0.6%
Non-comparable sales channels	0.6%	0.3%	1.2%
Impact of foreign currency exchange rate fluctuations	0.2%	—%	0.9%
Total revenue decrease	(0.8)%	(0.4)%	(2.0)%

Revenue Mix and Comparable Store Sales

	Domestic Segment
	Revenue Mix Summary		Comparable Store Sales Summary
	12 Months Ended		12 Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	(Unaudited recast)	(Unaudited recast)	(Unaudited recast)	(Unaudited recast)
Consumer Electronics	34%	36%	(7.0)%	(5.9)%
Computing and Mobile Phones	44%	40%	7.0%	4.9%
Entertainment	9%	12%	(21.5)%	(15.6)%
Appliances	6%	5%	10.1%	9.7%
Services	6%	6%	0.3%	0.3%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.7)%	(2.1)%

	International Segment
	Revenue Mix Summary		Comparable Store Sales Summary
	12 Months Ended		12 Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	(Unaudited recast)	(Unaudited recast)	(Unaudited recast)	(Unaudited recast)
Consumer Electronics	18%	20%	(17.2)%	(6.7)%
Computing and Mobile Phones	61%	56%	(0.1)%	—%
Entertainment	4%	5%	(17.1)%	(12.9)%
Appliances	10%	10%	(17.3)%	4.9%
Services	7%	9%	(7.2)%	(1.5)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(7.5)%	(2.0)%

Segment Information
	12-Month	12-Month
	2013	2012
	(Unaudited recast)	(Unaudited recast)
Assets
Domestic	$10,874	$10,280
International	5,913	6,965
Total assets	$16,787	$17,245
Capital expenditures
Domestic	$504	$472
International	238	275
Total capital expenditures	$742	$747
Depreciation
Domestic	$620	$608
International	256	276
Total depreciation	$876	$884

Geographic Information
	12-Month	12-Month
	2013	2012
	(Unaudited recast)	(Unaudited recast)
Net sales to customers
United States	$36,848	$37,007
Europe	5,575	5,228
Canada	5,221	5,577
China	1,749	2,031
Other	228	198
Total revenue	$49,621	$50,041
Long-lived assets
United States	$2,404	$2,530
Europe	352	352
Canada	341	430
China	142	160
Other	31	19
Total long-lived assets	$3,270	$3,491